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                                  EXHIBIT 12



RATIO OF EARNINGS TO FIXED CHARGE:

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                                                               THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                     JUNE 30,                       JUNE 30,
                                                                     --------                       --------
                                                               1997          1996               1997       1996
                                                               ----          ----               ----       ----
Income (Loss) before provision for income taxes              $  967        $   16            $ 1,631      ($ 171)
  Add fixed charges
   Interest costs including amortization of debt
   issuance cost                                                245            20                408          51
                                                             ------        ------            -------     -------
Earnings                                                     $1,212        $   36            $ 2,039     $  (120)
                                                            =======        ======            =======     =======
Fixed Charges
 Interest expense including amortization of debt
 issuance cost                                                  245            20                408          51
 Capitalized interest                                         1,606           583              2,944       1,031
                                                             ------        ------            -------     -------
Total Fixed Charges                                           1,851           603              3,352       1,082
                                                            =======        ======            =======     =======
Ratio of Earnings to Fixed Charges                              .65           .06                .61        (.11)

Surplus/(Deficiency) of Earnings to                          $ (639)      $  (567)           $(1,313)    $(1,202)
 Cover Fixed Charges




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